For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS AND WYETH ANNOUNCE PLAN TO FILE NDA FOR SUBCUTANEOUS METHYLNALTREXONE IN AN IMPROVED FORMULATION

Tarrytown, NY, April 21, 2006 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) and Wyeth (NYSE: WYE) today announced their plan to submit by early 2007 a New Drug Application (NDA) with the U.S. Food and Drug Administration for subcutaneous methylnaltrexone (MNTX) in a new room-temperature formulation. Progenics and Wyeth are developing this improved formulation of subcutaneous MNTX, which does not require refrigeration, to make this drug more convenient for patients and caregivers. The investigational drug MNTX is a peripheral opioid receptor antagonist that is designed to treat rapidly the side effects of opioids without interfering with pain relief. Recently, the second of two pivotal phase 3 clinical studies using the prior formulation demonstrated that MNTX is highly active in treating opioid-induced constipation in patients with advanced illness.

“We are pleased to announce the development of a formulation of MNTX that will be simpler for patients to use,” said Paul J. Maddon, M.D., Ph.D., Founder, Chief Executive Officer and Chief Science Officer of Progenics. “Opioid-induced constipation in advanced illness patients is an important unmet medical need and we look forward to completing development of a product that is more convenient and user friendly.”

In December 2005, Progenics and Wyeth Pharmaceuticals, a division of Wyeth announced a collaboration to co-develop and co-commercialize MNTX. In addition to the subcutaneous formulation, the companies are developing an intravenous formulation of MNTX for post-operative bowel dysfunction and an oral form of MNTX for the treatment of opioid side effects.

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone (MNTX) for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. In collaboration with Cytogen Corporation, the Company is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of April 21, 2006. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any expected future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks associated with our dependence on Wyeth to fund and to conduct clinical testing, to make certain regulatory filings and to manufacture and market products containing MNTX, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risk that our products will not receive marketing approval from regulators, the risks and uncertainties associated with the dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercialization costs, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics available at http://www.progenics.com.